Exhibit 11.1

                      LSI LOGIC CORPORATION
                   CALCULATION OF EARNINGS PER SHARE
               (In thousands, except per share amounts)
                              (Unaudited)


                      Three Months Ended     Nine Months Ended
                        September 30,           September 30,
                       1995     1994          1995      1994

Primary Earnings
 Per Share
Net income             $ 65,542 $ 29,468      $166,547  $ 72,261

Average common and
common equivalent
 shares:
 Average common shares
 outstanding            127,648  109,280       120,509   103,598
 Dilutive options         4,475    3,508         4,135     3,394
                        132,123  112,788       124,644   106,992

Earnings per common and
common equivalent
 share                 $   0.50 $  0.26       $   1.34  $  0.68


Fully Diluted
Earnings Per share

Net income             $ 65,542 $ 29,468      $166,547  $ 72,261
Interest expense on
convertible subordinated
debt, net of tax
 effect                   1,542    1,780         4,625     5,651

Adjusted net income    $ 67,084 $ 31,248      $171,172  $ 77,912

Average common and
common equivalent shares
on a fully diluted basis:
 Average common shares
 outstanding            127,648   112,238      120,509   111,058
 Convertible
  subordinated debt      11,734    11,734       11,734     8,476
 Dilutive options         4,746     3,904        4,989     4,238
                        144,128   127,876      137,232   123,772


Fully diluted earnings
per common and common
 equivalent share      $  0.47  $  0.24       $ 1.25    $  0.63

On May 12, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on May 23, 1995. The payment date was on June 21, 1995. Accordingly, share information for all periods presented has been retroactively adjusted to reflect this stock dividend.